UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

March 18, 2015
(Date of Report)

March 13, 2015
(Date of Earliest Event Reported)

Sotheby's
(Exact name of registrant as specified in its charter)

Delaware	1-9750	38-2478409
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1334 York Avenue
New York, NY		10021
(Address of principal executive offices)		(Zip Code)
(212) 606-7000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Statement of Appointments and Resignations

Sotheby's (the "Company") has appointed Thomas S. Smith, Jr. as its President and Chief Executive Officer effective March 31, 2015, the date on which he will commence employment pursuant to an employment agreement with the Company (the “Employment Agreement”). Mr. Smith has also been appointed as a member of the Board of Directors, effective March 31, 2015. Mr. Smith is 49 years old and had been the President and Chief Executive Officer of the Madison Square Garden Company ("MSG") since February 2014. In this role, he oversaw the overall strategy and day-to-day operations of MSG Sports, MSG Media, and MSG Entertainment.

In accordance with the transition agreement that he had previously entered into with the Company, with the appointment of his successor, William F. Ruprecht has resigned, effective as of March 31, 2015, from the positions of Chairman of the Board, President and Chief Executive Officer.

Domenico De Sole, the Company’s current lead director, will succeed Mr. Ruprecht as Chairman of the Board, effective March 31, 2015. As Chairman, Mr. De Sole will receive an additional annual retainer fee of $175,000 (which shall be in addition to the cash and stock compensation otherwise payable for services as a member of the Board, but inclusive of any Committee fees and Committee Chair fees that might otherwise be payable to any non-executive Director filling the role of Chairman). Subject to shareholder approval of an amendment to the Company’s Amended and Restated Stock Compensation Plan for Non-Employee Directors, this incremental $175,000 payable to the non-executive Chairman will be payable entirely in the Company’s common stock.

Summary of Employment Agreement Terms

The term of Mr. Smith’s Employment Agreement runs from March 31, 2015 (the “Commencement Date”) through March 31, 2020. The Employment Agreement provides that Mr. Smith's annual base salary will be $1,400,000, and that his target annual bonus opportunity will be 200% of his annual base salary. For the 2015 calendar year, his annual bonus opportunity will be based on the salary payable to him from and after July 1, 2015. Mr. Smith will also be entitled to receive annual long-term incentive award opportunities consistent with his position, but in no event shall such opportunities have a grant date value of less than $3,000,000 (except that his 2015 long-term incentive award opportunity will be pro-rated based on his service from and after July 1, 2015).

The Agreement provides Mr. Smith with certain compensation from the Company that is intended to replace incentive and other compensation opportunities that Mr. Smith lost by leaving his employment with MSG. Upon the Commencement Date, as an inducement for him to join the Company, he will receive 158,638 shares of the Company's restricted stock that will vest in accordance with the following schedule, which substantially corresponds to the time at which the forfeited MSG opportunities would otherwise have been eligible to become vested.

Vesting Date	Number of Shares Vesting
March 4, 2016	49,726
September 1, 2016	29,108
September 1, 2017	79,804

These shares of restricted stock will also vest on an accelerated basis in the event that Mr. Smith’s employment terminates prior to the stated vesting date (i) due to his death or Disability, (ii) by reason of a termination of his employment by the Company without Cause or (iii) on account of a termination by Mr. Smith for Good Reason (as each such term is defined in the Employment Agreement). These restricted shares will also vest upon the occurrence of a Change in Control, as defined in the Company’s Second Amended and Restated Restricted Stock Unit Plan (a “Change in Control”).

By joining the Company, Mr. Smith also forfeited the right to receive an annual bonus for MSG's fiscal year ended June 30, 2015. Mr. Smith expected to receive an annual bonus in the amount of $3,100,000, and the Company agreed to restore this lost compensation. However, Mr. Smith agreed to have $2,000,000 of this amount applied to restricted stock units notionally purchased from the Company in respect of shares of the Company's common stock, based on the average of the closing prices of a share of the Company’s common stock for the 30 consecutive trading days immediately preceding the Commencement Date (the “Starting Value”). These restricted stock units will be fully vested, will be credited with dividend equivalents based on the dividends paid on the underlying number of shares of common stock and will be distributed to Mr. Smith in three approximately equal installments on the third, fourth and fifth anniversaries of the Commencement Date. The remaining $1.1 million of the lost MSG bonus opportunity will be payable to Mr. Smith in cash in September, 2015.

As an inducement for Mr. Smith to join the Company and an incentive for him to improve the value of the Company's common stock, the Company will award Mr. Smith two additional restricted stock units (the “Performance Units”) for each unit he notionally purchased as described above. These Performance Units will vest and become payable based on achieving pre-determined levels of stock price appreciation above the Start Date Value, in accordance with the following schedule, and satisfaction of a separate service condition. For any of the Performance Units to become vested and payable in the ordinary course, the average closing prices of a share of the Company’s common stock for a period of 30 consecutive trading days ended during the period beginning on the third anniversary of the Commencement Date and ending on the fifth anniversary of the Commencement Date must at least equal one of the stated stock price hurdles specified in the table set forth below. If more than one such hurdle is met during this two-year period, the number of shares that may be payable to Mr. Smith will be based on the highest of the performance hurdles achieved. However, except as provided below, no shares will become vested and payable unless Mr. Smith remains in the Company's employment through the fifth anniversary of the Commencement Date.

Stock Price as a Percentage of Starting Value	Percent Of Matching PSUs Deemed Earned
< 133 1/3%	0%
133 1/3%	50%
150%	100%
166 2/3%	175%
183 1/3%	250%
200%	350%

Pursuant to this schedule, if the Company’s stock price achieves a level equal to twice the Starting Value, Mr. Smith can receive seven shares for each of the restricted stock units he notionally purchased as described above.

In the event that, prior to the fifth anniversary of the Commencement Date, a Change in Control occurs or Mr. Smith's employment is terminated (i) due to his death or Disability, (ii) by the Company without Cause, or (iii) by Mr. Smith for Good Reason, special vesting and payment provisions will apply. In the event of any such change of control or in the event that such a termination occurs on or after the third anniversary of the Commencement Date, Mr. Smith will be entitled to payment of the number of shares payable in respect of the highest hurdle specified in the above table achieved after such third anniversary of his Commencement Date or, if greater, the number of shares that would be deemed vested on the date of such Change in Control or the day prior to such termination in accordance with the stated performance schedule, but applying mathematical interpolation for any stock price between any two of the stated hurdle rates. For example, if (i) (A) a change in control were to occur at any time prior to the fifth anniversary of the Commencement Date or (B) Mr. Smith’s employment terminated on the fourth anniversary of his Commencement Date due to Disability, (ii) no higher hurdle had previously been achieved and (iii) for the 30 trading day period ended on the date of such a change in control or the day immediately prior to Mr. Smith’s employment terminates, the stock price was equal to 141 2/3% of the Starting Value, Mr. Smith would receive a number of shares equal to 75% of the Performance Units. If any such termination of employment occurs prior to the third anniversary of the Commencement Date, the number of Performance Units deemed earned will be calculated as of the day immediately prior to such termination applying the termination date calculation described above (including mathematical interpolation between any two stock price hurdles), but the amount payable will be pro-rated based on a minimum service period of three years. To illustrate, if the facts were the same as in the above example, but Mr. Smith’s termination due to Disability occurred on the second anniversary of the Commencement Date, he would receive a number of shares equal to 50% of the Performance Units (that is, 75% times 2/3).

The Employment Agreement also establishes the severance and other termination benefits that would be payable to Mr. Smith were his employment terminated in certain circumstances. In the event that his employment is terminated during the term of the Employment Agreement by the Company without Cause or by Mr. Smith for Good Reason, Mr. Smith would be entitled to receive cash severance benefits equal to the sum of two times his then current annual base salary and his target annual incentive opportunity. He would also receive a pro-rated bonus for the year of his termination, payable at the same time as bonuses are paid to other executives and using the same measure of the Company’s performance as applies to such other executives (but without any adjustment for individual performance). He would also receive two years of Company paid medical benefits (or, in certain circumstances, the cash cost of providing such benefits), and any unpaid bonus for any previously completed fiscal year (which would be determined in accordance with the otherwise applicable provisions of the annual incentive plan). Additionally, the Compensation Committee of the Board would consider whether to vest any then outstanding unvested equity awards that would not otherwise become vested in accordance with their terms.

In the event that following the expiration of the Employment Agreement’s term without such Agreement being extended or replaced by another employment agreement, Mr. Smith’s employment terminates for any reason other than due to death or Disability, or for circumstances that would have constituted Cause under the Employment Agreement, all of his then outstanding equity awards that would become vested solely on the basis of the passage of time and the continued performance of service will become vested upon such termination and any outstanding equity awards that would become vested in whole or in part upon the achievement of performance conditions will become vested subject to the achievement of the applicable performance criteria on the same basis as though Mr. Smith continued to be employed.

Mr. Smith will be eligible for the same benefit plans and programs as are available to other senior executives, in accordance with their terms. He will also be provided with a car and driver, may use the Company aircraft for business purposes, and will be indemnified by the Company in accordance with the Company’s policies generally applicable to officers and directors.

Pursuant to the Employment Agreement, Mr. Smith has undertaken certain covenants for the benefit of the Company, including a covenant not to disclose confidential information, an assignment of any interests he may have in work product developed during his employment, and non-competition and non-solicitation covenants, each of which will continue in effect for twelve months following his termination of employment for any reason.

Item 8.01 Other Events.

On March 16, 2015, the Company issued a press release announcing Thomas S. Smith, Jr. as its President and Chief Executive Officer, effective March 31, 2015.

Item 9.01 Financial Statements and Exhibits.

(a)	Exhibits

	10.1	Employment Agreement, dated March 13, 2015, effective as of March 31, 2015, between the Company and Thomas S. Smith, Jr.
	99.1	Sotheby's press release announcing Thomas S. Smith, Jr. as President and Chief Executive Officer of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOTHEBY'S

By:	/s/ Kevin M. Delaney

Kevin M. Delaney
Senior Vice President,
Controller and Chief Accounting Officer

Date:	March 18, 2015

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated March 13, 2015, effective as of March 31, 2015, between the Company and Thomas S. Smith, Jr.
99.1	Sotheby's press release announcing Thomas S. Smith, Jr. as President and Chief Executive Officer of the Company.